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                                                                    EXHIBIT 3(a)

                              ARTICLES OF AMENDMENT
                                       TO
                    SECOND RESTATED ARTICLES OF INCORPORATION
                                       OF
                         UNITEDHEALTH GROUP INCORPORATED

The undersigned, Thad C. Johnson, Assistant Secretary of UnitedHealth Group Incorporated, a Minnesota corporation (the "Company"), hereby certifies that the following amendment to the Company's Second Restated Articles of Incorporation was duly adopted pursuant to Chapter 302A of the Minnesota Statutes:

         Section 3(a) of the Company's Second Restated Articles of Incorporation is hereby amended in its entirety to read as follows:

                  "3. (a) Authorized Classes of Stock. The total number of shares of capital stock which this corporation is authorized to issue is 1,510,000,000 shares, including 1,500,000,000 shares of Common Stock, $.01 par value, and 10,000,000 shares of Preferred Stock, $.001 par value. Shares of each class of stock of the corporation may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine."

IN WITNESS WHEREOF, the undersigned, the Assistant Secretary of UnitedHealth Group Incorporated, being duly authorized on behalf of UnitedHealth Group Incorporated, has executed these Articles of Amendment as of May 14, 2001.


                                           /s/ Thad C. Johnson
                                           ------------------------------------
                                           Thad C. Johnson, Assistant Secretary